As filed with the Securities & Exchange Commission on October 30, 2000




                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933



                            ORBIT TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
             (Exact name of Registrant as specified in its charter)


           Delaware                                      841-00-1269
-------------------------------                ---------------------------------
(State or other jurisdiction of                (IRS Employer Identification No.)
incorporation or organization)

               5950 La Place Court, Suite 140, Carlsbad, CA 92008
               --------------------------------------------------
          (Address of Principal Executive Offices, including ZIP Code)


          Fee Agreement for Professional Services With Richard O. Weed
          ------------------------------------------------------------
                            (Full title of the plan)


                  James A. Giansiracusa, 5950 La Place Court,
                          Suite 140, Carlsbad, CA 92008
                  -------------------------------------------
                    (Name and address of agent for service)

                                 (760) 918-9168
--------------------------------------------------------------------------------
          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE


                                                                            Proposed
                                                       Proposed             Maximum
                                                        Maximum             Aggregate         Amount of
  Title of Securities       Amount of Shares           Offering             Offering        Registration
   to be Registered         to be Registered      Price Per Share(1)        Price(1)             Fee
----------------------    --------------------   --------------------  -----------------   --------------
$.01 par value Common
Stock                              50,000               $0.30               $15,000          $ 3.96


$.01 par value
Common Stock Underlying
Stock Options                     150,000               $0.45               $67,500          $17.82


TOTALS                            200,000                 N/A               $82,500          $21.78

(1) This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457 under the Securities Act and is calculated on the basis of the average of the high and low prices per share of the Common Stock as of October 26, 2000, a date within five business days prior to the filing of this Registration Statement.

                                   PROSPECTUS

                            ORBIT TECHNOLOGIES, INC.
               5950 LA PLACE COURT, SUITE 140, CARLSBAD, CA 92008
                                 (760) 918-9168

                         200,000 SHARES OF COMMON STOCK


This Prospectus relates to the offer and sale by Orbit Technologies, Inc., a Delaware corporation ("Orbit "), of shares of its $.01 par value per share common stock (the "Common Stock") to certain consultants and advisors (the "Consultants") pursuant to a Fee Agreement for Professional Services entered into between Orbit and the Consultants for payment of services to be rendered (the "Agreement"). Orbit is registering hereunder and then issuing, upon receipt of adequate consideration therefore, to the Consultants 50,000 shares of Common Stock and 150,000 shares of Common Stock underlying certain stock options in consideration for services to be performed under the Agreements.

The Common Stock is not subject to any restriction on transferability. Recipients of shares other than persons who are "affiliates" of Orbit within the meaning of the Securities Act of 1933 (the "Act") may sell all or part of the shares in any way permitted by law, including sales in the over-the-counter market at prices prevailing at the time of such sale. Of the shares registered hereunder, no shares are being registered to an affiliate of Orbit. An affiliate is summarily, any director, executive officer or controlling shareholder of Orbit or anyone of its subsidiaries. An "affiliate" of Orbit is subject to
Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). If a Consultant who is not now an "affiliate" becomes an "affiliate" of the Orbit in the future, he would then be subject to Section 16(b) of the Exchange Act.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is October 26, 2000

This Prospectus is part of a Registration Statement which was filed and became effective under the Securities Act of 1933, as amended (the "Securities Act"), and does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations promulgated by the U.S. Securities and Exchange Commission (the "Commission") under the Securities Act. The statements in this Prospectus as to the contents of any contracts or other documents filed as an exhibit to either the Registration Statement or other filings by Orbit with the Commission are qualified in their entirety by the reference thereto.

A copy of any document or part thereof incorporated by reference in this Prospectus but not delivered herewith will be furnished without charge upon written or oral request. Requests should be addressed to: Orbit Technologies, Inc., 5950 La Place Court, Carlsbad, CA 92008. Orbit's telephone number is (760) 918-9168.

Orbit is subject to the reporting requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. These reports, as well as the proxy statements, information statements and other information filed by Orbit under the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W. Washington D.C. 20549. Copies may be obtained at the prescribed rates. Orbit's stock is currently traded on the OTC Bulletin Board of the NASDAQ Stock Market.

No person has been authorized to give any information or to make any representation, other than those contained in this Prospectus, and, if given or made, such other information or representation must not be relied upon as having been authorized by Orbit. This Prospectus does not constitute an offer or a solicitation by anyone in any state in which such is not authorized or in which the person making such is not qualified or to any person to whom it is unlawful to make an offer or solicitation.

Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has not been a change in the affairs of Orbit since the date hereof.

                                TABLE OF CONTENTS


INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS                         6

Item 1.  Plan Information                                                    6

General Information                                                          6
The Company                                                                  6
Purposes                                                                     6
Common Stock                                                                 6
The Consultants                                                              6
No Restrictions on Transfer                                                  6
Tax Treatment to the Consultants                                             6
Tax Treatment to Orbit                                                       7
Restrictions on Re-sales                                                     7

DOCUMENTS INCORPORATED BY REFERENCE AND ADDITIONAL INFORMATION               8

Item 2.  Registrant Information and Employee Plan Annual Information         8

Legal Opinion and Experts                                                    8
Indemnification of Officers and Directors                                    8

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT                           9

Item 3.  Incorporation of Documents by Reference                             9

Item 4.  Description of Securities                                           9

Item 5.  Interests of Named Experts and Counsel                              9

Item 6.  Indemnification of Directors and Officers                           9

Item 7.  Exemption from Registration Claimed                                10

Item 8.  Exhibits                                                           10

Item 9.  Undertakings                                                       10

SIGNATURES                                                                  12

EXHIBIT INDEX                                                               13

          PART I: INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


ITEM 1. PLAN INFORMATION


GENERAL INFORMATION

THE COMPANY

Orbit has its principal executive offices at 5950 La Place Court, Suite 140, Carlsbad, CA 92008 where its telephone number is (760) 918-9168.

PURPOSES

The Common Stock to be issued by Orbit to certain Consultants will be issued pursuant to a Fee Agreement for Professional Services (the "Agreement") entered into between Consultants and Orbit, which the agreements have been approved by the Board of Directors of Orbit (the "Board of Directors"). The Agreement is intended to provide a method whereby Orbit may be stimulated by the personal involvement of the Consultants in Orbit's future prosperity, thereby advancing the interests of Orbit, and all of its shareholders. A copy of the Agreement has been filed as an exhibit to this Registration Statement.

COMMON STOCK

The Board has authorized the issuance of 200,000 shares of the Common Stock to the Consultants and upon effectiveness of this Registration Statement.

THE CONSULTANTS

The Consultants have agreed to provide their expertise and advice to Orbit for the purposes set forth in their Agreement with Orbit.

NO RESTRICTIONS ON TRANSFER

The Consultants will become the record and beneficial owners of the shares of Common Stock upon issuance and delivery and are entitled to all of the rights of ownership, including the right to vote any shares awarded and to receive ordinary cash dividends on the Common Stock.

TAX TREATMENT TO THE CONSULTANTS

The Common Stock is not qualified under Section 401(a) of the Internal Revenue Code. The

Consultants, therefore, will be required for federal income tax purposes to recognize ordinary income during the taxable year in which the first of the following events occurs: (a) the shares become freely transferable, or (b) the shares cease to be subject to a substantial risk of forfeiture. Accordingly, absent a specific contractual provision to the contrary the Consultants will receive compensation taxable at ordinary rates equal to the fair market value of the shares on the date of receipt since there will be no substantial risk of forfeiture or other restrictions on transfer. If, however, the Consultants receive shares of common stock pursuant to the exercise of an option or options at an exercise price below the fair market value of the shares on the date of exercise, the difference between the exercise price and the fair market value of the stock on the date of exercise will be deemed ordinary income for federal income tax purposes. The Consultants are urged to consult each of their tax advisors on this matter. Further, if any recipient is an "affiliate," Section 16(b) of the Exchange Act is applicable and will affect the issue of taxation.

TAX TREATMENT TO ORBIT

The amount of income recognized by any recipient hereunder in accordance with the foregoing discussion will be an expense deductible by Orbit for federal income tax purposes in the taxable year of Orbit during which the recipient recognizes income.

RESTRICTIONS ON RE-SALES

In the event that an affiliate of Orbit acquires shares of Common Stock hereunder, the affiliate will be subject to Section 16(b) of the Exchange Act. Further, in the event that any affiliate acquiring shares hereunder has sold or sells any shares of Common Stock in the six months preceding or following the receipt of shares hereunder, any so called "profit", as computed under Section 16(b) of the Exchange Act, would be required to be disgorged from the recipient to Orbit. Services rendered have been recognized as valid consideration for the "purchase" of shares in connection with the "profit" computation under Section 16(b) of the Exchange Act. Orbit has agreed that for the purpose of any "profit" computation under 16(b) the price paid for Orbit's Common Stock issued hereunder to affiliates is equal to the value of services rendered. Shares of Orbit's Common Stock acquired hereunder by persons other than affiliates are not subject to Section 16(b) of the Exchange Act.

DOCUMENTS INCORPORATED BY REFERENCE AND ADDITIONAL INFORMATION

Orbit hereby incorporates by reference (i) its annual report on Form 10-KSB for the year ended December 31, 1999, filed pursuant to Section 13 of the Exchange Act, (ii) any and all Quarterly Reports and Current Reports on Forms 10-Q (or 10-QSB or 8-K) which were not reviewed by independent certified public accountants, filed under the Securities or Exchange Act subsequent to the filing of Orbit's Annual Report on Form 10-K (or 10-KSB) for the fiscal year ended December 31, 1999, as well as all other reports filed under Section 13 of the Exchange Act, and (iii) its annual report, if any, to shareholders delivered pursuant to Rule 14a-3 of the Exchange Act. In addition, all further documents filed by Orbit pursuant to Section 13, 14, or 15(d) of the Exchange Act prior to the termination of this offering are deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing. All documents which when together, constitute this Prospectus, will be sent or given to participants by the Registrant as specified by Rule 428(b)(1) of the Securities Act.

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

A copy of any document or part thereof incorporated by reference in this Registration Statement but not delivered with this Prospectus or any document required to be delivered pursuant to Rule 428(b) under the Securities Act will be furnished without charge upon written or oral request. Requests should be addressed to: Orbit Technologies, Inc., 5950 La Place Court, Suite 140, Carlsbad, CA 92008 (760) 918-9168.

LEGAL OPINION AND EXPERTS

Richard O. Weed has rendered an opinion on the validity of the securities being registered. Mr. Weed is not an "affiliate" of Orbit. He does not currently own any shares of Orbit's common stock.

The consolidated financial statements of Orbit Technologies, Inc. incorporated by reference in this Prospectus for the year ended December 31, 1999 have been audited by Tabb, Conigliaro & McGann, P.C., independent certified public accountants, as set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


PART II  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

Registrant hereby states that (i) all documents set forth in (a) through (c), below, are incorporated by reference in this registration statement, and (ii) all documents subsequently filed by registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

(a) Registrant's latest Annual Report, whether filed pursuant to Section 13(a) or 15(d) of the Exchange Act;

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by annual report referred to in
(a), above; and

(c) The latest prospectus filed pursuant to Rule 424(b) under the Securities
Act.

ITEM 4.  DESCRIPTION OF SECURITIES

No description of the class of securities (i.e. the $.01 par value Common Stock) is required under this item because the Common Stock is registered under Section 12 of the Exchange Act.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

Mr. Weed does not presently own any shares of Orbit's common stock.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article Nine of Orbit's Restated Certificate of Incorporation limits the liability of any officer or Director and permit Orbit to indemnify its directors and officers as follows:

         "(a) The Corporation shall indemnify to the full extent authorized or permitted by law (as now or hereafter in effect) any person made, or threatened to be made, a defendant or witness to any action, suit or proceeding (whether civil or criminal or otherwise) by reason of the fact that he, his testator or intestate, is or was a director or officer of the Corporation, is or was serving any other corporation, partnership, joint venture, trust, employee benefit or any other enterprise, in any capacity. Nothing contained herein shall affect any rights to indemnification to which employees, other than directors or officers may be entitled to by law. No amendment or repeal of this subdivision (a) shall apply to or have any effect on any right to indemnification provided hereunder for any acts or omissions occurring prior to such amendment or repeal.

         (b) No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Not withstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders,
(ii) for the acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which such director derived an improper personal benefit. No amendment or repeal of this subdivision (b) shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or concerning any acts or omissions of such director occurring prior to such amendment or repeal."

Section 145 of the Delaware General Corporation Law, filed as Exhibit 99.1 to this registration statement, sets out a corporation's authority to indemnify officers and directors in the state of Delaware.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS

(a) The following exhibits are filed as part of this registration statement pursuant to Item 601 of Regulation S-B and are specifically incorporated herein by this reference:

Exhibit No.       Title
-----------       ------

5. Opinion of Richard O. Weed regarding the legality of the securities registered.

10.1              Fee Agreement for Professional Services with Richard O. Weed

23.1 Consent of Richard O. Weed, special counsel to registrant, to the use of his opinion with respect to the legality of the securities being registered hereby and to the references to him in the Prospectus filed as a part hereof.

23.2 Consent of Tabb, Conigliaro & McGann, P.C., independent auditors of registrant.

99.1              Section 145 of Delaware General Corporation Law


ITEM 9.  UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) include any prospectus required by Section 10 (a) (3) of the Securities Act;

(ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

(iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, paragraphs (i) and (ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs are incorporated by reference from periodic reports filed by the registrant small business issuer under the Exchange Act.

(2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment to the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14e-3 under the Securities Exchange Act of 1934; and, where interim financial information require to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of registrant's annual report pursuant to Section 13(a) of the Securities Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Carlsbad, State of California on the 26th day of October, 2000.

                                            Orbit Technologies, Inc.
                                            (Registrant)



                                            By: /s/ James B. Lahey
                                            James B. Lahey, President

Pursuant to the requirements of the 1933 Act, this registration statement or amendment has been signed by the following persons in the capacities and on the dates indicated:

         Signatures                                   Title                          Date
         ----------------------------     ------------------------------      ------------------
         /s/ James B. Lahey               Chief Executive Officer and
         James B. Lahey                   Chairman of the Board               October 26, 2000



         /s/ James A. Giansiracusa        Vice President-Operations,
         James A. Giansiracusa            Chief Financial Officer (Chief
                                          Financial and Accounting            October 26, 2000
                                          Officer), Secretary and Director


         /s/ Ian C. Gent                  Director                            October 26, 2000
         Ian C. Gent



         /s/ William N. Whelan, Jr.       Director                            October 26, 2000
         William N. Whelan, Jr.

EXHIBIT INDEX

The following Exhibits are filed as part of this registration statement pursuant to Item 601 of Regulation S-B and are specifically incorporated herein by this reference:

--------------------------------------------------------------------------------
Exhibit
Number in
Registration                                                            Numbered
Statement                         Description
                                                                            Page

--------------------------------------------------------------------------------

5.          Opinion of Counsel                                               14
10.1        Fee Agreement for Professional Services with Richard O. Weed     16
23.1        Consent of Richard O. Weed to Use of Opinion                     20
23.2        Consent of Tabb, Conigliaro & McGann, P.C.                       21
99.1        Section 145 of Delaware General Corporation Law                  22

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